EXHIBIT 3.4

EXHIBIT A

AMENDED ARTICLES OF INCORPORATION OF

ALTERNUS ENERGY INC.

PURSUANT TO SECTIONS 78.380 AND 78.390 OF THE NEVADA

REVISED STATUTES

Alternus Energy Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies as follows:

1. These Amended Articles of Incorporation, which amend the provisions of the Articles of Incorporation, as heretofore amended, have been duly adopted by the Board of Directors of the Corporation and by action by written consent of the stockholders of the Corporation in lieu of a meeting, in accordance with the provisions of Section 78.320 of the Nevada Revised Statutes (“N.R.S.”) and, upon filing with the Secretary of State of the State of Nevada in accordance with Section 78.320 of the N.R.S., shall thenceforth supersede the original Articles of Incorporation, as heretofore amended, and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Amended and Restated Articles of Incorporation of the Corporation.

3. The text of the Articles of Incorporation, as heretofore amended, is hereby amended to read as follows:

ARTICLE IV

CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is Five Hundred Million (500,000,000) shares, which shall consist of (i) Four Hundred Fifty Million (450,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) Fifty Million (50,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The voting powers, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class or series of capital stock of the Corporation, shall be as provided in this Article IV.

A. PREFERRED STOCK.

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the power, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Nevada Business Corporation Act.

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B. COMMON STOCK

1. Designation. An aggregate of Four Hundred Thirty Five Million (435,000,000) shares of the authorized Common Stock shall be designated as Class A Common Stock, and Fifteen Million (15,000,000) shares of the authorized Common Stock shall be designated as Class B Common Stock, $0.001 par value each. All issued shares of Common Stock, whether outstanding on the date hereof or issued hereinafter, shall be designated as Class A Common Stock, except that all shares issued or to be issued by the Company to VestCo in connection with the transactions contemplated by that certain Stock Exchange Agreement dated October 9, 2019 shall be designated as Class B Common Stock. Notwithstanding the foregoing, each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock upon the earlier of (i) the surrender to the Company by the holder thereof of such share of Class B Common Stock for voluntary conversion or (ii) the transfer or sale of such share of Class B Common Stock to any person other than one of VestCo’s affiliates.

2. Voting. The holder of each share of Class A Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders and shall vote together with the holders of Class B Common Stock as a single class upon any items submitted to a vote of stockholders, except with respect to matters requiring a separate series or class vote. The holder of each share of Class B Common Stock shall be entitled to five votes for each such share as determined on the record date for the vote or consent of stockholders and shall vote together with the holders of Class A Common Stock as a single class upon any items submitted to a vote of stockholders, except with respect to matters requiring a separate series or class vote.

3. Except as set forth above, the rights of the holders of Class A Common Stock and Class B Common Stock shall be identical.

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